EXHIBIT 10.33

Customer No.
Loan No.

This LOAN AND SECURITY AGREEMENT is entered into by and between RBC CENTURA BANK (“Bank”) and SALIX PHARMACEUTICALS, LTD., a Delaware corporation and SALIX PHARMACEUTICALS, INC., a California corporation, jointly and severally (collectively, “Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower for use by Borrower in its business. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION.

1.1  Definitions.    Capitalized terms used herein and not defined in the specific section in which they are used shall have the meanings assigned to such terms in Exhibit A attached hereto and made a part hereof. Terms not defined in a specific section or in Exhibit A which are defined in the Code shall have the meanings assigned to such terms in the Code.

1.2  Accounting Terms.    All accounting terms not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

1.3  Interpretation.    In applying, interpreting and construing this Agreement and its various provisions, the following shall apply: (i) the terms “hereby”, “hereof”, “herein”, “hereunder” and any similar words refer to this Agreement; (ii) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number, and vice versa; (iii) words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability companies, trusts, business trusts, corporations and other registered or legal organizations, including public and quasi-public bodies, as well as individuals; (iv) the use of the terms “including” or “included in”, or the use of examples generally, are not intended to be limiting, but shall mean, without limitation, the examples provided and others that are not listed, whether similar or dissimilar; (v) the phrase “costs and expenses”, or variations thereof, shall include, without limitation, reasonable attorney’s fees and reasonable fees of accountants, engineers, surveyors, appraisers and other professionals and service providers, and all references to attorney’s fees and fees of accountants, engineers, surveyors, appraisers and other professionals and service providers shall mean reasonable fees; and, (vi) if any party hereto is not an individual, when any action is required or permitted to be taken, it is intended that the same will be undertaken through duly authorized employees or representatives of such party, or a partner, member, manager, officer or director, and any action taken by any of the foregoing persons shall be presumed authorized absent a clear and convincing showing that the person relying on such action had actual knowledge that the person acting was exceeding his authority, and notwithstanding the fact that such person so acting is not a Responsible Office as defined in this Agreement.

2.    LOAN AND TERMS OF PAYMENT.

2.1  Credit Extensions.

(a)  Repayment Obligation.    Borrower shall pay to Bank, in accordance with the terms of the Note, this Agreement and/or the other Loan Documents: (i) the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower under or pursuant to this Agreement and/or any of the other Loan Documents, (ii) interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms of this Agreement and/or any of the other Loan Documents, (iii) all fees, late charges and other charges, taxes, premiums, penalties, fines, assessments and costs and expenses required to be paid or otherwise payable by Borrower to Bank under or pursuant to this Agreement and/or any of the other Loan Documents, and (iv) all other sums and/or amounts, however denominated, required to be paid or otherwise payable by Borrower to Bank under or pursuant to this Agreement and/or any of the other Loan Documents. And, notwithstanding anything contained in this Agreement and the other Loan Documents to the contrary, but without lengthening or extending any earlier payment and/or maturity date or dates set forth in this Agreement and/or the other Loan Documents, all amounts, sums and/or obligations owing or owed by Borrower to Bank under this Agreement and/or the other Loan Documents, if not previously paid, shall be immediately due and payable on the Revolving Maturity Date.

(b)  Revolving Facility.

(i)    Subject to and upon the terms and conditions of this Agreement and provided that no Event of Default has occurred and is continuing, at any time from the date hereof through the Revolving Maturity Date, Borrower may request and Bank shall make advances (each an “Advance” and, collectively, the “Advances”) to Borrower for use in its business – and not for any other purpose – in an aggregate outstanding amount not to exceed at any time (A) the lesser of (I) the Committed Revolving Line or (II) the Borrowing Base. If no Event of Default has occurred and is continuing, amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all unpaid Advances under this Section 2.1(b), together with all accrued and unpaid interest thereon and all other sums and/or amounts unpaid with respect thereto, shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

(ii)    Whenever Borrower desires an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission or telephone no later than 10:00 a.m. eastern standard time, on the Business Day on which Borrower desires the Advance to be made. Each notification by facsimile transmission shall include the information requested on the form attached as Exhibit B, shall be submitted substantially in the form of Exhibit B and shall be signed by a Responsible Officer or a designee thereof. Each notification by telephone shall include the information requested on the form attached as Exhibit B and each notification by telephone shall be followed within one Business Day by a facsimile transmission which shall include the information requested on the form attached as Exhibit B, shall be substantially in the form of Exhibit B and shall be signed by a Responsible Officer or a designee thereof. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if, in Bank’s discretion, such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or losses suffered by Bank as a result of such reliance. Bank shall not have any liability to Borrower or any other person for its failure to make an Advance on the date requested by Borrower, unless such failure is the result of willful misconduct or gross negligence of Bank; and if Bank’s failure is a result of willful misconduct or gross negligence, its liability shall be limited to actual damages only – Bank shall not be liable for indirect, speculative, consequential and/or punitive damages or losses. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account maintained with Bank as required under this Agreement, or directly to payment of Obligations as provided above.

(iii)    Interest shall accrue from the date of and on each Advance at the rate or rates specified in Section 2.3(a)(i). Accrued interest shall be due and payable on the first Business Day of each month, beginning on the first Business Day of the month following the date of the first Advance and continuing thereafter on the first Business Day of each month any Advance is outstanding hereunder.

2.2  Overadvances on Committed Revolving Line.    If, at any time, the aggregate amount of the outstanding Advances exceeds the lesser of (I) the Committed Revolving Line or (II) the Borrowing Base, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3  Interest Rates; Late Fees and Default Rate; Computations.

(a)  Interest Rates.    Except as set forth in Section 2.3(b), all Advances shall bear interest, on the outstanding daily balance thereof, at the rate(s) set forth in the Note.

(b)  Late Fee; Default Rate.    If any payment is not made when due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. At Bank’s option, all Obligations may bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to the lesser of five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default, or the maximum contract rate of interest that may be charged by Bank to Borrower for the Credit Extension in default.

(c)  Capitalization of Interest.    Any interest not paid when due shall be added to and become a part of the Obligations, and such interest shall thereafter accrue interest at the rate applicable from time to time to the Obligation on which such interest was accruing (e.g. if accruing on an Advance, then interest on such interest shall accrue at the rate applicable from time to time to such Advance).

2.4  Crediting Payments.    The receipt by Bank of any wire transfer of funds, check or other item of payment shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 2:00 p.m. eastern standard time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5  Charging of Payments.    Bank may, at its option, charge all payments required to be made under this Agreement and the other Loan Documents by Borrower and all other sums and/or amounts due under or pursuant to the Loan Documents by Borrower against balances in any of Borrower’s deposit and other accounts with Bank and/or against the Committed Revolving Line. If Bank charges the aforementioned payments, sums and/or amounts against the Committed Revolving Line, the same shall be deemed an Advance thereunder and the amount of the Advance shall thereafter accrue interest at the rate then applicable hereunder for Advances; and if Bank charges payments, sums and/or amounts as aforesaid, Bank may, in its discretion, limit, declare a moratorium on and/or terminate Borrower’s right under this Agreement to receive future Advances, all without prior notice to Borrower, unless notice is otherwise specifically required under this Agreement.

2.6  Fees.    In addition to the other fees, charges, costs and expenses required to be paid by Borrower under this Agreement and the other Loan Documents, Borrower shall pay to Bank the fees, charges, costs and expenses set forth in this Section 2.6.

(a)  Loan Fee.    Borrower shall pay to Bank a loan fee equal to TEN THOUSAND DOLLARS ($10,000.00) for the commitment made in Section 2.1, which fee shall be nonrefundable and the receipt of which the Bank acknowledges.

(b)  Unused Line Fee.    Borrower shall pay to Bank an unused loan fee equal to one-quarter percent (0.25%) per annum of the average difference, during the month just ended (or portion thereof, as applicable) between the Committed Revolving Line and the unpaid principal balance of the Revolving Facility, which fee shall be paid in arrears on the first Business Day of each month after the execution of this Agreement, until the Revolving Maturity Date, and on the first Business Day following the Revolving Maturity Date.

(c)  Bank Expenses.    On the Closing Date, Borrower shall pay to Bank all Bank Expenses incurred through the Closing Date and shall pay, as and when demand is so made by Bank to Borrower, all Bank Expenses incurred relating to completion, after the Closing Date, of matters related to closing of this Agreement.

2.7  Additional Costs.    In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law) (i) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof), (ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by Bank, or (iii) imposes upon Bank any other condition with respect to its performance under this Agreement, and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank’s calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

2.8  Term of Agreement.    This Agreement shall become effective on the Closing Date and, subject to Section 12.10, shall continue in full force and effect until the last to occur of (i) payment in full of all of the Obligations or (ii) termination of Bank’s obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to limit, declare a moratorium on and/or terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Bank’s limitation, moratorium on and/or termination of its obligation to make Credit Extensions as provided in the immediately preceding sentence shall not constitute a termination of this Agreement and/or Borrower’s obligations under this Agreement and the other Loan Documents; and without limiting the breadth of the foregoing, but as part thereof, notwithstanding Bank’s limitation, moratorium on and/or termination, Bank’s security interests in the Collateral shall remain in effect for so long as any Obligations are outstanding and remain unpaid in full.

3.    CONDITIONS OF CREDIT EXTENSIONS.

3.1  Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that all of the conditions and requirements set forth in this Section 3.1 and Section 3.2 have been satisfied and/or completed, or the satisfaction and/or completion thereof waived by Bank. If all of the conditions are not meet to Bank’s satisfaction, or the completion thereof waived by Bank, Bank may, at its option, (i) withhold disbursement until the same are met, (ii) close and require that any unsatisfied conditions be satisfied as a condition subsequent to closing within such period of time as may be designated by the Bank or (iii) terminate its obligation to make any Credit Extension and recover from Borrower all Bank Expenses incurred by Bank in connection with its preparations for making the Credit Extensions, together with the fees and other costs and expenses required to be paid by Borrower under the Commitment. A waiver by Bank of a condition must be in writing to be effective and a waiver as to one or more conditions shall not constitute a waiver as to other conditions and shall not establish a “course of dealing or practice” that would require a waiver of the same or a similar condition at some later time.

(a)  Loan Documents.    Bank shall have received, in form and substance satisfactory to Bank and its counsel, and if necessary, recorded or filed, originals of the following:

(i) this Agreement;

(ii) the Note;

(iii) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents;

(iv) one or more Financing Statements as deemed necessary or appropriate by Bank’s counsel;

(v) a negative pledge agreement;

(vi) current financial statements in accordance with Section 6.4;

(vii) a consent to removal of personal property signed by each of Borrower’s landlords; and

(viii) such other agreements, documents and/or records as Bank and its counsel may reasonably deem necessary or appropriate.

(b)  Receivables Audit.    Bank shall have either directly or through another person on Bank’s behalf audited Borrower’s Accounts and/or appraise Borrower’s Collateral.

(c)  Payment of Fees.    Bank shall have received payment of the fees and Bank Expenses then due, as specified in Section 2.5.

(d)  No Event of Default.    No Event of Default shall have occurred and be continuing as of the Closing Date, or after giving effect to the initial Credit Extension to be made at or immediately after closing.

(e) Additional Matters.    All other legal and non-legal matters as Bank or its counsel reasonably deem necessary or appropriate to be completed and/or received prior to the initial Credit Extension shall be completed and/or received in form and substance satisfactory to the Bank and its counsel and Bank’s counsel shall have received all information and such counterpart originals, or certified or other such copies of documents, as such counsel may reasonably request.

3.2  Conditions Precedent to all Credit Extensions.    The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to all of the conditions and requirements set forth in this Section 3.2 being satisfied and/or completed, or the satisfaction and/or completion thereof waived by Bank.

(a)  Payment/Advance Form.    Bank shall have received as and when required under Section 2.1, a completed Payment/Advance Form.

(b)  Representations and Warranties; No Event of Default.    The representations and warranties contained in Section 5 and in the other Loan Documents shall be true and correct on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b).

4.     CREATION OF SECURITY INTEREST.

4.1  Grant of Security Interest.    Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral to secure the prompt repayment of any and all Obligations and to secure the prompt performance by Borrower of each of its covenants, duties and obligations under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired or arising after the date hereof. Notwithstanding any limitation of, moratorium on and/or termination of Bank’s obligation to make Credit Extensions under this Agreement, Bank’s security interest on the Collateral shall remain in full force and effect for so long as any Obligations are outstanding.

4.2  Delivery of Additional Documentation Required.    Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all Financing Statements and other documents and records that Bank may request, in form and substance reasonably satisfactory to Bank and its counsel, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. If Borrower has executed and delivered to Bank a separate security agreement or agreements in connection with any or all of the Obligations, that security agreement or those security agreements and the security interests created therein shall be in addition to and not in substitution of this Agreement and the security interests created hereby, and this Agreement shall be in addition to and not in substitution of the other security agreement or agreements and the security interests created thereby. In all cases this Agreement and the aforesaid security agreement or agreements, as well as all other evidences or records of any and all of the Obligations and agreements of Borrower, Bank and/or other persons who may be obligated on any of the Obligations, shall be applied and enforced in harmony with and in conjunction with each other to the end that Bank realizes fully upon its rights and remedies in each and the Liens created by each; and, to the extent conflicts exist between this Agreement and the other security agreements and/or records, they shall be resolved in favor of Bank for the purpose of achieving the full realization of Bank’s rights and remedies thereunder and the Liens as aforesaid.

4.3  Power of Attorney.    Borrower does hereby irrevocably constitute and appoint Bank during the term of this Agreement (as such term is defined in Section 2.8, above) its true and lawful attorney with full power of substitution, for it and in its name, place and stead, to execute, deliver and/or file such agreements, documents, notices, statements and records, to include, without limitation, Financing Statements, and to do or undertake such other acts as Bank, in its sole discretion, deems necessary or advisable to effect the terms and conditions of this Agreement, the other Loan Documents and to otherwise protect the security of the security interest in the Collateral. The foregoing appointment is and the same shall be coupled with an interest in favor of Bank.

4.4  Right to Inspect.    Bank (through any of its officers, employees, agents or other persons designated by Bank) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s Books and to make copies thereof and to inspect, check, test and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral. Borrower shall permit representatives of Bank to discuss the business, operations, properties, and financial and other conditions of Borrower with its officers, board members, managers, members, partners, employees, agents, independent certified public accountants and others, as applicable. Notwithstanding the foregoing provisions of this Section 4.4, Bank shall not be required to give prior notice or limit its inspections to normal business hours if it deems an emergency or other extraordinary situation to exist with respect to the Collateral, Borrower’s Books and/or its other rights hereunder.

4.5  Collection of Accounts.    In addition to its other rights and remedies in this Agreement, Bank shall have the rights and remedies set forth in this Section 4.5, all of which may be exercised by Bank upon the occurrence of an Event of Default, or the occurrence of an event which, upon the giving of any required notice or the lapse of any required period of time, would be an Event of Default.

(a)    Bank is authorized and empowered at any time in its sole discretion (i) to require Borrower to notify, and/or itself to notify, either in its own name or in the name of Borrower, all or any of the Borrower’s account debtors, and/or any other person obligated to Borrower, that Borrower’s Accounts have been assigned to Bank and/or to request in its name, in the name of Borrower or in the name of a third person, confirmation from any such account debtor or other person of the amount payable and any other matter stated therein or relating thereto, (ii) to demand, collect, settle, compromise for, recover payment of, to hold as additional security for the Obligations and/or to apply against the Obligations any and all sums which are now and/or may hereafter become due or owing upon any of said Accounts and/or upon any other obligation to Borrower (to include making, settling, adjusting, collecting and recovering payment of all claims under and decisions with respect to Borrower’s policies of insurance), (iii) to enforce payment of any Account and/or any other obligation of any person to Borrower either in its own name or in the name of Borrower, (iv) to endorse in the name of Borrower and to collect any instrument or other medium of payment, whether tangible or electronic, tendered or received in payment of the Accounts that constitute Collateral and/or any other obligation to Borrower; (v) to sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts and notices to account debtors; and/or (vi) dispose of any Collateral constituting Accounts and/or to convert it into other forms of Collateral. But, under no circumstances shall Bank be under any duty to act in regard to any of the foregoing matters. Without limiting the provisions of Section 4.3 hereof, but in addition thereto, Borrower hereby appoints Bank and any employee or representative of Bank as Bank may from time to time designate, as attorneys-in-fact for Borrower, to sign and endorse in the name of Borrower, to give notices in the name of Borrower and/or to perform all other actions necessary or desirable in the reasonable discretion of Bank to effect these provisions and carry out the intent hereof. Borrower hereby ratifies and approves all acts of such attorneys-in-fact and neither Bank nor any other such attorneys-in-fact will be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law. The foregoing power, being coupled with an interest, is irrevocable so long as any Account pledged and assigned to Bank remains unpaid and this Agreement or any other Loan Document is in force. The costs and expenses of such collection and enforcement shall be borne solely by Borrower whether the same are incurred by or on behalf of Bank or Borrower and, if paid or incurred by Bank, the same shall be an Obligation owing by Borrower to Bank, payable on demand with interest at the maximum interest rate allowed under the Note, and secured by this Agreement and the other Loan Documents. Borrower hereby irrevocably authorizes and consents to all account debtors and other persons communicating with Bank, or its agent, with respect to Borrower’s property, business and affairs and to all of the foregoing persons acting upon and in accordance with Bank’s, or its representative’s, instructions, directions and demands, including, without limitation, Bank’s request and demand to pay and/or deliver money or other property to Bank or Bank’s representatives, all without liability to Borrower for so doing.

(b)    At Bank’s request, Borrower will forthwith upon receipt of all checks, drafts, cash and other tangible and/or electronic remittances in payment or on account of Borrower’s Accounts, deposit the same in a special bank account maintained with Bank or its representative, over which Bank and/or its representative has the sole power of withdrawal and will designate with each such deposit the particular Account upon which the remittance was made. The funds in said account shall be held by Bank as security for the Obligations. Said proceeds shall be deposited in precisely the form received except for the endorsement of Borrower where necessary to permit collection of items, which endorsement Borrower agrees to make, and which Bank and/or its representative is also hereby authorized to make on Borrower’s behalf. Pending such deposit, Borrower agrees that it will not commingle any such checks, drafts, cash and other remittances with any of Borrower’s funds or property, but will hold them separate and apart therefrom and upon an express trust for Bank until deposit thereof is made in the special account. Bank may at anytime and from time to time, in its sole discretion, apply any part of the credit balance in the special account to the payment of all or any of the Obligations, whether or not the same be due, and to payment of any other obligations owing to Bank under or on account of this Agreement or any of the other Loan Documents. Upon the full and final liquidation of all of the Obligations and the other obligations as aforesaid, Bank will pay over to the Borrower any excess received by it from Borrower, whether received by it as a deposit in the special account or received by it as a direct payment on any of the Obligations.

(c)    Bank shall have the absolute and unconditional right to apply for and to obtain the appointment of a receiver, custodian or similar official for all or a portion of the Collateral, including, without limitation, the Accounts, to, among other things, manage and sell the same, or any part thereof, and to collect and apply the proceeds therefrom to payment of the Obligations as provided in this Agreement and the other Loan Documents. In the event of such application, Borrower consents to the appointment of such receiver, custodian or similar official and agrees that such receiver, custodian or similar official may be appointed without notice to Borrower, without regard to the adequacy of any security for the Obligations secured hereby and without regard to the solvency of Borrower or any other person who or which may be liable for the payment of the Obligations or any other obligations of

Borrower hereunder. All costs and expenses related to the appointment of a receiver, custodian or other similar official hereunder shall be the responsibility of Borrower, but if paid by Bank, Borrower hereby agrees to pay to Bank, on demand, all such costs and expenses, together with interest thereon from the date of payment at the Default Rate. All sums so paid by Bank, and the interest thereon, shall be an Obligation owing by Borrower to Bank, and secured by this Agreement and the other Loan Documents. Notwithstanding the appointment of any receiver, custodian or other similar official, Bank shall be entitled as pledgee to the possession and control of any cash, deposits, accounts, account receivables, documents, chattel paper, documents of title or instruments at the present or any future time held by, or payable or deliverable under the terms of the Loan Documents to Bank.

5.    REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Bank as follows:

5.1  Due Organization and Qualification.    Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to be so qualified and/or licensed will not have a Material Adverse Effect. The state of Borrower’s incorporation, its organization number in such state, if any, its tax identification number or other identifying number and its mailing address are as set forth in this Agreement; and its name, as set forth in this Agreement, is identical to its name as set forth in its organizational documents and as shown on the public records in the state of its incorporation.

5.2  Due Authorization; No Conflict.    The execution, delivery and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational and governing documents, nor will such execution, delivery or performance constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, which default could have a Material Adverse Effect.

5.3  Collateral.    Borrower has good title to the Collateral, free and clear of Liens, except for Permitted Liens. The Eligible Accounts as of the Closing Date are bona fide existing obligations. The property giving rise to such Eligible Accounts has been delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of an actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. All Inventory is of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.4  Intellectual Property.    Borrower owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted, except for such Intellectual Property the failure of which to own or license could not reasonably be expected to have a Material Adverse Effect.

5.5  Name; Location of Chief Executive Office.    Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

5.6  Litigation.    Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.7  No Material Adverse Change in Financial Statements.    All consolidated financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8  Solvency; Payment of Debts.    Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9  Compliance with Laws and Regulations.    Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower, to its Knowledge, has not violated any statutes, laws, ordinances or rules applicable to it.

5.10  Environmental Condition.    Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to Borrower’s Knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to Borrower’s Knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing, of hazardous waste or hazardous substances into the environment.

5.11  Taxes.    Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein, except those being contested in good faith with adequate reserves under GAAP.

5.12  Subsidiaries.    Borrower does not own any stock, partnership interest or other equity securities of any person, except for Permitted Investments.

5.13  Government Consents.    Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities and third parties that are necessary or advisable for the continued operation of Borrower’s business as currently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, or to permit the consummation of the transactions contemplated by the Loan Documents.

5.14  Inbound Licenses.    Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any license or other agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, including, without limitation, the Collateral.

5.15  Full Disclosure.    To Borrower’s Knowledge, no representation, warranty or other statement made by Borrower herein or in any certificate, written statement, schedule, list, exhibit or other document furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

6.    AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that until the termination of Bank’s obligation under this Agreement to make Credit Extensions and the payment in full of the Obligations, Borrower shall do each and all of the matters set forth in this Section 6.

6.1  Good Standing and Government Compliance.    Borrower shall maintain in good standing its and each of its Subsidiaries’ corporate existence in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s security interest in the Collateral.

6.2  Payment/Performance.    Borrower shall pay when due all sums and/or amounts owing to Bank under this Agreement and the other Loan Documents and promptly perform all other obligations of Borrower thereunder and hereunder.

6.3  Use of Loan Funds.    Borrower shall use all loan proceeds disbursed to Borrower only for the purposes stated in this Agreement and the other Loan Documents.

6.4  Financial Statements; Reports; Certificates.

(a)    Borrower shall deliver to Bank each and all of the financial statements, reports, certificates and other records referenced under this Section 6.4(a) and such other statements, reports, certificates and records as Bank may request from time to time.

(i)    As soon as available, but in any event within thirty (30) days after the end of each calendar month, Borrower shall deliver to Bank a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during such period, in a form acceptable to Bank and certified by a Responsible Officer.

(ii)    As soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, Borrower shall deliver to Bank audited consolidated financial statements of Borrower (to include a balance sheet, income statement and supporting schedules and changes in financial position) prepared in accordance with GAAP, consistently applied, together with an opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank which is unqualified or qualified in a manner acceptable to Bank.

(iii)    As soon as available, but in any event no later than thirty (30) days prior to the end of Borrower’s fiscal year, Borrower shall deliver to Bank its preliminary budget for the next fiscal year in the form provided to Borrower’s Board of Directors or committee thereof.

(iv)    If applicable, Borrower shall deliver to Bank copies of all statements, reports and notices sent by Borrower to its security holders and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

(v)    Promptly upon receipt of notice thereof, Borrower shall deliver to Bank a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of TWENTY FIVE THOUSAND DOLLARS ($25,000.00) or more or which would be likely to have a Material Adverse Effect of the Borrower and/or its Subsidiaries.

(vi)    Borrower shall deliver to Bank such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

(vii)    Borrower shall immediately notify Bank of any changes to Borrower and/or its Subsidiaries (financial or otherwise) which would likely have a Material Adverse Effect on Borrower and/or its Subsidiaries.

(b)    Within twenty (20) days prior to any initial borrowing, and for so long as any amounts remain outstanding, under the Committed Revolving Line, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings of accounts receivable and accounts payable and a report of the prior month’s sales results and the next month’s sales projections.

(c)    Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate (in form acceptable to Bank) signed by a Responsible Officer.

(d)    Borrower shall permit Bank either directly or through another person on Bank’s behalf and Bank shall have a right from time to time hereafter, either directly or through another person on Bank’s behalf, to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

6.5  Inventory; Returns.    Borrower shall keep all Inventory in good and marketable condition, free from all defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date.

6.6  Taxes.    Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.7  Insurance.

(a)    Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks required by Bank. Unless otherwise directed by Bank, the insurance shall be all risk replacement cost insurance with agreed amount endorsement, standard noncontributing mortgagee clauses and standard waiver of subrogation clauses. Borrower shall also maintain general liability, workmen’s compensation and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s, unless Bank reasonably directs otherwise, in which event Borrower shall maintain such insurance in amounts and/or types as Bank reasonably directs.

(b)    All policies of insurance shall be in such form and with such companies as may be reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured. All policies shall specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. After the occurrence of an Event of Default, or an event that with the passage of time or giving of notice alone would become an Event of Default, all proceeds payable under any such policy or policies shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.8  Primary Depository.    Borrower shall maintain its primary depository and operating accounts with Bank.

6.9  Financial Covenants.    Borrower shall maintain, as of the last day of each calendar month unless stated otherwise, and Borrower shall fully and timely comply with each and every one of the financial maintenance covenants set forth in this Section 6.9 and others that may be contained in this Agreement and/or the other Loan Documents.

(a)  Monthly Quick Ratio.    Borrower shall maintain a ratio of (i) unrestricted cash and equivalents plus net Accounts to (ii) Current Liabilities of at least 2.00 to 1.00, measured on an individual and consolidated basis.

(b)  Maximum Quarterly Loss.    Prior to January 1, 2003, Borrower (on an individual and consolidated basis) shall not incur a loss in any fiscal quarter in excess of Ten Million Dollars ($10,000,000.00), and from and after January 1, 2003, shall not incur a loss in any fiscal quarter in excess of Five Million Dollars ($5,000,000.00).

(c)  Tangible Net Worth.    Borrower shall maintain a Tangible Net Worth of at least FORTY MILLION DOLLARS ($40,000,000.00).

(d)  Remaining Months Liquidity.    A Remaining Months Liquidity of at least 1.00 to 1.00. Remaining Months Liquidity is (i) cash and cash equivalents divided by (ii) two times the average Cash Burn for the previous three (3) months.

6.10  Registration of Intellectual Property Rights.

(a)     Borrower shall use commercially reasonable efforts to register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable: (i) those intellectual property rights listed on Exhibits A, B and C to the Negative Pledge Agreement delivered to Bank by Borrower in connection with this Agreement, (ii) all registrable intellectual property rights Borrower has developed as of the Closing Date but heretofore failed to register, and (iii) those additional intellectual property rights developed or acquired by Borrower from time to time in connection with any product, promptly following development or acquisition, but in any event prior to the sale or licensing of such product to any third person, and prior to Borrower’s use of such product (including, without limitation, revisions or additions which significantly improve the functionality of the intellectual property rights listed on such Exhibits A, B and C), except where Borrower’s failure to do any of the foregoing matters could not reasonably be expected to have a Material Adverse Effect. Borrower shall give Bank prompt notice of all such applications or registrations.

(b)    Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents and Copyrights, (ii) use its best efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, except where Borrower’s failure to do any of the foregoing matters could not reasonably be expected to have a Material Adverse Effect.

(c)    After the occurrence of an Event of Default, or an event that with the passage of time or giving of notice alone would become an Event of Default, Bank may audit Borrower’s Intellectual Property to confirm compliance with this Section, and Bank shall have the right, but not the obligation, to take any actions that Borrower is required under this Section 6.10 to take but which Borrower fails to take after fifteen (15) days’ notice to Borrower.

6.11  Material Licenses.    Prior to entering into or becoming bound by any license or agreement, which license or agreement is reasonably expected to be material to the operations and or business of the Borrower, or which license or agreement, if not obtained, would have a Material Adverse Effect, Borrower shall provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition.

6.12  Maintenance of Property.    Borrower shall keep and maintain the Collateral in good working order and condition and make all needful and proper repairs, replacements, additions, or improvements thereto as are necessary.

6.13  Maintain Security Interest.    Borrower shall maintain, protect and preserve the security interest of Bank in the Collateral and the lien position of Bank in the Collateral, including, without limitation, the filing of “claims” under insurance policies within the time periods required under such policies.

6.14  Further Assurances.    At any time and from time to time Borrower shall execute and deliver such further instruments, agreements, documents and other records and take such further action as may be reasonably requested by Bank to effect the purposes of this Agreement, including, without limitation, any requested actions to effect the perfection and continuation of perfection of Bank’s security interests in the Collateral.

7.    NEGATIVE COVENANTS.

Borrower covenants and agrees that until the termination of Bank’s obligation under this Agreement to make Credit Extensions and the payment in full of the Obligations, Borrower shall not do or permit to be done any of the matters set forth in this Section 7.

7.1  Dispositions.    Borrower shall not convey, sell, lease, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, whether by operation of law or otherwise, all or any part of or any interests in its business or property, including the Collateral, other than Permitted Transfers. Specifically, Borrower shall make no Transfer to any Subsidiary not executing the Note and this Agreement.

7.2  Change in Business; Change in Control or Executive Office.    Borrower shall not engage in any business, or permit any of its Subsidiaries to engage in any business, other than as reasonably related or incidental to the businesses currently engaged in by Borrower. Borrower shall not have a Change in Control and will not, without thirty (30) days’ prior written notification to Bank, relocate its chief executive office, change its state of incorporation or change any other matter that will or could result in Bank’s security interests in the Collateral to become unperfected.

7.3  New Subsidiary; Existing Subsidiaries.    Borrower shall not conduct any business nor allow any business to be conducted through any Subsidiary not joining in the execution of the Note and this Loan Agreement, nor shall Borrower allow any Collateral or other assets of Borrower to be transferred to, acquired by, used or held by any such Subsidiary.

7.4  Indebtedness.    Borrower shall not create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than (i) Permitted Indebtedness, (ii) unsecured trade payable indebtedness incurred in the ordinary course of Borrower’s business, and (iii) purchase money indebtedness incurred in the ordinary course of Borrower’s business secured by property other than the Collateral or by property which would not reasonably be expected to be a part of the Collateral; provided, however, that the maximum aggregate amount of indebtedness incurred in connection with the foregoing clauses (ii) and (iii) shall not at any one time exceed $100,000.

7.5  Encumbrances.    Borrower shall not create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6  Distributions.    Borrower shall not pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.7  Investments; Mergers; Acquisitions and Product Purchases.    Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization unless Borrower or such Subsidiary is the surviving entity (and the Subsidiary remains owned by Borrower) following such merger or consolidation, (other than a corporate reorganization having no effect on the ownership or legal existence of Borrower or its assets). Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any person, or permit any of its Subsidiaries so to do, other than Permitted Investments, if such acquisition(s) or Investments(s) would cause Borrower to fail to meet any of the financial maintenance covenants set forth in Section 6.9, provided that in no event shall Borrower expend more than Forty Million Dollars ($40,000,000.00) of

Borrower’s and/or its Subsidiary(ies) cash on any single acquisition of any business, product, product line, inventory or equipment without Bank’s prior written consent, not to be unreasonably withheld.

7.8  Transactions with Affiliates.    Borrower shall not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9  Subordinated Debt.    Borrower shall not make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10  Inventory and Equipment.    Borrower shall not store its Inventory and/or Equipment with a bailee, warehouseman or similar person unless Bank has received a pledge of the warehouse receipt covering such Inventory and/or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall not move or relocate its Inventory and/or Equipment from the location or locations set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which a Financing Statement is filed where needed to perfect Bank’s security interest.

7.11  Compliance.    Borrower shall not become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s security interests in the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12  Negative Pledge Agreements.    Borrower shall not permit the inclusion in any contract to which it becomes a party of any provisions that could restrict or invalidate the creation of a security interest in Borrower’s rights and interests in any Collateral.

8.    EVENTS OF DEFAULT.

The occurrence of any one or more of the events, conditions, circumstances or matters set forth below in this Section 8 shall constitute an Event of Default by Borrower under this Agreement and the other Loan Documents.

8.1  Payment Default.    Borrower fails to pay, when due, the principal of and interest on any of the Obligations and/or Borrower fails to pay, when due, any and all other sums and/or amounts due under any of the Obligations, whether taxes, fees, charges, premiums or costs and expenses.

8.2  Covenant Default.    Borrower fails to perform or satisfy any obligation under Section 6 or violates any of the covenants contained in Section 7 of this Agreement, or defaults under or fails or neglects to perform or observe any other term, provision, condition, covenant or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Bank, and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within five (5) Business Days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature, or cannot after diligent attempts by Borrower, be cured within such five (5) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed twenty (20) Business Days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that Bank shall not be required to make any Credit Extensions during such cure period).

8.3  Material Adverse Change.    The occurrence of a material adverse change in Borrower’s business or financial condition, or if there is an impairment of the prospect of repayment of any portion of the Obligations or an impairment of the value or priority of Bank’s security interests in the Collateral.

8.4  Attachment.    Borrower’s assets, or any part or portion thereof, are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) Business Days, or if Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or governmental agency, and the same is not paid within ten (10) Business Days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period).

8.5  Insolvency.    Borrower becomes insolvent, or an Insolvency Proceeding is commenced by Borrower, or an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days (provided that no Credit Extensions will be required to be made prior to the dismissal of such Insolvency Proceeding).

8.6  Other Agreements.    The occurrence of a default in any agreement to which Borrower is a party with a third person or persons that could have a Material Adverse Effect.

8.7  Subordinated Debt.    Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank.

8.8  Judgments.    A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least TWENTY FIVE THOUSAND DOLLARS ($25,000.00) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be required to be made prior to the satisfaction or stay of the judgment).

8.9  Misrepresentations.    Any misrepresentation or misstatement exists now or hereafter in any warranty or representation set forth herein, in any other Loan Document or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or any other Loan Document, or to induce Bank to enter into this Agreement or any other Loan Document.

9.    BANK’S RIGHTS AND REMEDIES.

9.1  Rights and Remedies upon an Event of Default.    If an Event of Default shall occur under this Agreement, in addition to any other rights or remedies which may be available to Bank and without limiting any other rights or remedies granted to Bank in this Agreement, the other Loan Documents and/or at law and in equity, including, without limitation, the rights and remedies provided to Bank under the Code, which rights and remedies are fully exercisable by Bank as and when provided herein and therein, Bank shall have the rights and remedies set forth below in this Section 9.1, any and all of which it may exercise at its election, without notice of its election and without demand.

(a)  Acceleration of Obligations.    Bank may declare any and/or all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank).

(b)  Terminate Credit Extensions.    Bank may limit, impose a moratorium on and/or cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank.

(c)  Protection of Collateral.    Bank may make such payments and do or cause to be done such acts as Bank considers necessary or advisable to protect the Collateral and/or to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank and its representatives to enter the premises where the Collateral is located, to do, among other things Bank deems necessary or advisable, the following: (i) take and maintain possession of the Collateral, or any part or parts of it, (ii) pay, purchase, contest or compromise any encumbrance, charge or lien which in Bank’s determination appears to be prior or superior to its security interest, and (iii) pay all costs and expenses incurred in connection with any of the foregoing. With respect to any of Borrower’s premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity or otherwise.

(d)  Collection and Adjustment of Accounts, etc.    Bank and any of Bank’s designated officers, employees, agents and/or designees, as Borrower’s true and lawful attorney, may: (i) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (ii) collect and recover payment on all Accounts and in connection therewith and otherwise, endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (iii) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts and notices to account debtors; (iv) dispose of any Collateral constituting Accounts and/or to convert it into other forms of Collateral; (v) make, settle and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (vi) settle and adjust disputes and claims respecting the Accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (vii) to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B and C thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and/or (viii) to transfer the Intellectual Property into the name of Bank or a third person to the extent permitted under the Code. In connection with the foregoing and to effect the foregoing, Borrower hereby irrevocably appoints Bank (and Bank’s designated officers, employees, agents and/or designees) as Borrower’s true and lawful attorney-in-fact; and the appointment of Bank (and Bank’s designated officers, employees, agents and/or designees) as Borrower’s attorney-in-fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Advances hereunder is terminated.

(e)  Receiver.    Bank, to the extent permitted by law and without regard to the value or adequacy or occupancy of all or any part of the Collateral, and without notice, shall be entitled as a matter of right, if it so elects, to the appointment of a receiver to enter upon and take possession of any or all of the Collateral and to collect all rents, income, proceeds and other benefits thereof and apply the same as the court may direct. The costs and expenses, including receiver’s fees, incurred pursuant to the powers herein contained shall be deemed an obligation of Borrower owing to Bank under this Agreement and shall be secured by Bank’s security interest and shall be payable upon demand with interest from the date of demand at the Default Rate. The right to enter and take possession of and to manage and operate the Collateral and to collect all rents, income, proceeds and other benefits thereof whether by a receiver or otherwise, shall be cumulative to any other right or remedy hereunder or afforded by law and may be exercised concurrently therewith or independently therewith or independently thereof. Bank shall be liable to account only for such rents, income, proceeds and other benefits actually received by Bank, whether received pursuant to this Section or under other provisions of this Agreement. Notwithstanding the appointment of any receiver or other custodian, Bank shall be entitled as pledgee to the possession and control of any cash, deposits, accounts, account receivables, documents, chattel paper, documents of title or instruments at the present or any future time held by, or payable or deliverable under the terms of the Loan Documents to Bank.

(f)  Set-off and Recoupment.    Bank may set-off and apply to the Obligations and otherwise exercise its rights of recoupment as to any and all (i) balances and deposits of Borrower held by Bank and (ii) indebtedness and other obligations at any time owing to or for the credit or the account of Borrower by Bank and/or any of Bank’s Affiliates.

(g)  Sale and/or Disposition of Collateral.

(i) Bank, directly or through others on its behalf, may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and/ or sell the Collateral, or part or parts thereof, for cash or on terms, at one or more private or public sales held at such place or places as Bank determines to be commercially reasonable, after having complied with the provisions of this Agreement, the other Loan Documents and applicable laws relating to sale of the Collateral, including, without limitation, the requirements of the Code. Bank is hereby irrevocably granted a license or other right, pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, advertising matter and any property of a similar nature, together with the right of access to all tangible or electronic media in which any of the foregoing may be recorded or stored, in completing production of, management of, advertising for sale and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit. Notwithstanding the foregoing, Bank agrees to refrain from exercising such license or other right granted in the preceding sentence prior to the occurrence of an Event of Default, or the occurrence of an event which, with the giving of notice or a lapse of time, or both, would become and Event of Default hereunder, unless Bank reasonably deems immediate action to be necessitated because of emergency conditions, such as conditions which threaten the loss or diminution of Collateral. Borrower hereby agrees: (i) that ten (10) days notice of any intended sale or disposition of any Collateral is commercially reasonable; (ii) that a shorter period of notice will be commercially reasonable if Bank, in its opinion, deems it necessary to move more expeditiously with disposition of the Collateral or any part thereof; and (iii) that the foregoing shall not require a notice if no notice is required under the Code.

(ii)  Bank may credit bid and purchase at any sale or sales.

(iii) The proceeds of any sale of, or other realization upon, all or any part of the Collateral pursuant to this Section 9.1 shall be applied by Bank in the following order of priorities, or such other order as Bank may determine: first, to payment of the costs and expenses of such sale or other realization, and all expenses, liabilities and advances incurred or made by Bank in connection therewith, and any other unreimbursed costs and expenses for which Bank is to be reimbursed pursuant to this Agreement and/or the other Loan Documents; second, to the payment of unpaid principal of the Obligations; third, to the payment of accrued but unpaid interest on the Obligations; fourth, to the payment of all other amounts owing or outstanding by Borrower under the Obligations, this Agreement, the other Loan Documents and otherwise to Bank as provided herein or therein, until all the foregoing shall have been paid in full; finally, to payment to Borrower or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

(iv) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower, without demand by Bank, but this provision shall not require Bank to first dispose of the Collateral before attempting to recover payment of the Obligations from Borrower and/or other person and Bank shall have the right to proceed against the Collateral, the Borrower and any other person obligated on any of the Obligations in any order and/or at any time or times as it deems to be in its best interest, whether successively, concurrently or alternatively.

9.2  Collection of Accounts.    At any time during the term of this Agreement, Bank may notify any person owing funds to Borrower of Bank’s security interest in such Account and verify the amount of such Account. Upon request and at the time and in the manner required by Bank, Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.3  Suits to Protect the Collateral.    Bank shall have the power and authority to institute and maintain any suits and proceedings as Bank may deem advisable in its judgment (i) to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of this Agreement and/or any of the other Loan Documents, (ii) to preserve or protect its interest in the Collateral and/or (iii) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order might impair Bank’s security interest or be prejudicial to Bank’s interest in any other manner.

9.4  Proofs of Claim.    In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceedings affecting Borrower or any guarantor, co-maker or endorser of any of the Obligations, its creditors or its property, Bank, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have its claims allowed in such proceedings for the entire amount due and payable by Borrower under the Loan Documents, at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by Borrower after such date.

9.5  Bank’s Liability for Collateral.    So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral; (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. Absent the willful misconduct or gross negligence on the part of Bank, all risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6  Credit Investigations; Control Agreements.    Bank is irrevocably authorized by Borrower to make or have made such credit investigations as it deems appropriate to evaluate Borrower’s and its Subsidiaries’ credit, personal or financial standing and employment. Bank shall not have any obligation or responsibility to: (i) provide information to third persons relative to Bank’s security interest in the Collateral, this Agreement or otherwise with respect to Borrower and its Subsidiaries; and/or (ii) subordinate its security interest in the Collateral to the interests of any third persons or to enter into control agreements relative to the Collateral.

9.7  Bank Expenses.    If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons, as required under the terms of this Agreement and the other Loan Documents, then Bank may do or cause to be done any or all of the following: (i) make payment of the same or any part thereof; (ii) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; and/or (iii) obtain and maintain insurance policies of the type required by this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, shall bear interest at the Default Rate from the date of payment or deposit and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.8  Remedies Cumulative.    Bank’s rights and remedies under this Agreement, the Loan Documents and all other agreements shall be cumulative and may be exercised successively, concurrently, alternatively and in any other order and at such time or times as Bank elects in its discretion. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law and/or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

10.  NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	SALIX PHARMACEUTICALS, LTD. SALIX PHARMACEUTICALS, INC. 8540 Colonnade Center Drive, Suite 501 Raleigh, North Carolina 27615 Attn: Adam Derbyshire FAX: (919) 862-1095

If to Bank:	RBC CENTURA BANK 3201 Beechleaf Court, Suite 100 Raleigh, North Carolina 27604-1051 Attn: Brent Keating FAX: (919) 788-5966

with a copy to:	RBC CENTURA BANK 3475 Piedmont Road, Suite 200 Atlanta, Georgia 30305 Attn: Elizabeth Ann Edelman, Esq. FAX: (404) 495-6023

The parties hereto may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner given to the other.

11.  WAIVERS.

11.1  WAIVER OF TRIAL BY JURY.    BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

11.2  Marshalling of Assets.    Borrower hereby waives, to the extent permitted by law, the benefit of all appraisal, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale hereunder of the Collateral or any part or any interest therein. Further, Borrower hereby expressly waives on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Collateral subsequent to the date of this Agreement and on behalf of all other persons to the extent permitted by law, any and all rights of redemption from sale under any order or decree of foreclosure of this Agreement

11.3  Waiver of N.C.G.S. § 26-7, et. seq.    Borrower waives any right to require Bank to bring any action against Borrower or any other person or to require that resort be had to any security or to any balances of any deposit or other accounts or debts or credits on the books of Bank in favor of Borrower or any other person; and, without limiting the foregoing, but in furtherance thereof, Borrower waives any rights Borrower otherwise might have or have had under the provisions of North Carolina General Statute Section 26-7, et. seq. and/or any other laws that require or may require Bank to recover against Borrower or some other person, and/or to realize upon any security which Bank holds for the Obligations. Borrower also waives any and all right of subrogation, contribution, reimbursement or indemnity whatsoever or any right of recourse to or with respect to the assets or property of Borrower that is or may be security for the Obligations.

11.4  Waiver of Statute of Limitations.    Borrower hereby expressly waives and releases to the fullest extent permitted by law, the pleading of any statute of limitations or repose as a defense to enforcement by Bank of its rights and remedies under this Agreement and the other Loan Documents, or as a defense to the validity and enforceability of this Agreement and/or the other Loan Documents.

11.5  Demand; Protest.    Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

12.  GENERAL PROVISIONS.

12.1  Choice of Law; Venue.    This Agreement shall be deemed to have been executed and delivered in North Carolina regardless of where the signatories may be located at the time of execution and shall be governed by and construed in accordance with the substantive laws of the State of North Carolina, excluding, however, the conflict of law provisions thereof. Borrower: (i) irrevocably submits to the jurisdiction of either (A) the Superior Courts of North Carolina located in Nash County, North Carolina or a North Carolina county in which any of the Collateral is located or (B) the United States District Court for the Eastern District of North Carolina or the United States District Court for the federal district in which any of the Collateral is located over any action or proceeding arising from or related to any of the Loan Documents and/or any of the Obligations; (ii) irrevocably waives, to the fullest extent Borrower may effectively do so, the defense of improper venue and/or an inconvenient forum to the maintenance of any such action or proceeding; and (iii) agrees that the exclusive forum for any legal action or proceeding against Bank, or any of Bank’s directors, officers, employees, agents, independent contractors or property, concerning any matter arising out of or relating to any of the Loan Documents and/or any of the Obligations shall be in the Superior Courts of North Carolina located in Nash County, North Carolina. Nothing in this Section shall affect or impair Bank’s right to serve legal process in any manner permitted by law or Bank’s right to bring any action or proceeding against Borrower or Borrower’s property in the courts of any other jurisdiction.

12.2  Incorporation of Exhibits and Recitals; Customer and Loan Numbers.    All exhibits, schedules, addenda and other attachments to this Agreement are by this reference incorporated herein and made a part hereof as if fully set forth in the body of this Agreement. The recitals set forth in this Agreement are also a part of this Agreement. The Customer and Loan Numbers, if any, stated in this Agreement are for Bank’s internal business use and reference only and do not and shall not limit the scope and extent of Bank’s rights hereunder, including the Obligations secured hereby and the security interests of Bank in the Collateral.

12.3  Maintenance of Records by Bank.    Bank is authorized to maintain, store and otherwise retain the Loan Documents or any of them in their original, inscribed tangible form or a record thereof in an electronic medium or other non-tangible medium which permits such record to be retrieved in a perceivable form; that a record of any of the Loan Documents in a non-tangible medium which is retrievable in a perceivable form shall be the agreement of Borrower to the same extent as if such Loan Document was in its original, inscribed tangible medium and such a record shall be binding on and enforceable against Borrower notwithstanding the same is in a non-tangible form and notwithstanding the signatures of the signatories hereof are electronic, typed, printed, computer generated, facsimiles or other reproductions, representations or forms; and that Bank’s certification that a non-tangible record of any of the Loan Documents is a accurate and complete copy or reproduction of the original, inscribed tangible form shall be conclusive, absent clear and convincing evidence of the incorrectness of said certification, and such non-tangible record or a reproduction thereof shall be deemed an original and have the same force and effect as the original, inscribed tangible form.

12.4  Indemnification.    Borrower hereby agrees to defend, protect, indemnify and hold harmless Bank, all directors, officers, employees, attorneys, agents and independent contractors of Bank, from and against all claims, actions, liabilities, damages and costs and expenses asserted against, imposed upon or incurred by Bank or any of such other persons, whether direct, indirect or consequential and whether based on any federal or state laws or other statutes or regulations (including, without limitation, securities, commercial and environmental laws and regulations), under common law or on an equitable cause, or on contract or otherwise, as a result of or arising from or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or any credit extended or used hereunder or any act done or omitted by any person, or any event occurring, in connection therewith, or the exercise of any rights or remedies thereunder, including, without limitation, the acquisition of the Collateral by Bank by way of foreclosure of the security interests therein, deed in lieu of such foreclosure or otherwise, except only the gross negligence or willful misconduct of the person otherwise to be indemnified hereunder. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law. The obligations under this Section are independent of all other rights and obligations set forth herein and shall survive the termination of this Agreement.

12.5  No Waiver; No Course of Dealing; No Invalidity.    Bank, at any time or times, may grant extensions of time for payment or other indulgences or accommodations to any person obligated on any of the Obligations, or permit the renewal, amendment or modification thereof or substitution or replacement therefor, or permit the substitution, exchange or release of any property securing any of the Obligations and may add or release any person primarily or secondarily liable on any of the Obligations, all without releasing Borrower from any of its liabilities and obligations under any of the Loan Documents and without Bank waiving any of its rights and remedies under any of the Loan Documents, or otherwise. No delay or forbearance by Bank in exercising any or all of its rights and remedies hereunder and/or under the other Loan Documents or rights and remedies otherwise afforded by law or in equity shall operate as a waiver thereof or preclude the exercise thereof during the continuance of any Event of Default as set forth herein or in the event of any subsequent Event of Default hereunder. Also, no act or inaction of Bank under any of the Loan Documents shall be deemed to constitute or establish a “course of performance or dealing” that would require Bank to so act or refrain from acting in any particular manner at a later time under similar or dissimilar circumstances. Wherever possible each provision of each of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of any of the Loan Documents.

12.6  Relationship of Parties; Successors and Assigns.    The relationship of Bank to Borrower is that of a creditor and/or lender to an obligor (inclusive of a person obligated on a supporting obligation) and/or debtor; and in furtherance thereof and in explanation thereof, Bank has no fiduciary, trust, guardian, representative, partnership, joint venturer or other similar relationship to or with Borrower and no such relationship shall be drawn or implied from any of the Loan Documents and/or any of Bank’s actions or inactions hereunder or with respect hereto – and, Bank has no obligation to Borrower or any other person relative to administration of any of the Obligations and/or the Collateral, or any part or parts thereof. The covenants, terms and conditions herein contained shall bind, and the benefits and powers shall inure to, the respective heirs, executors, administrators, successors and assigns of the parties hereto, as well as any persons who become bound hereto as a debtor; but, with the exception of the sale of Inventory as provided above in the ordinary and regular course of business, nothing herein contained shall be deemed a consent to the sale, lease, demise, further encumbrance (including, without limitation, by way of mortgage, security agreement, declaration of trust, assignment or deed of trust), transfer or other disposition by Borrower, either directly or indirectly, of all or any part of the Collateral, or any interest, right or estate in either or both, without Bank’s prior written consent, which may be withheld in Bank’s sole discretion. If two or more persons or entities have joined as Borrower, each of the persons and entities shall be jointly and severally obligated to perform the conditions and covenants herein contained, and the term “Borrower” refers to all parties signing this Agreement as “Borrower” collectively and severally, as the context of this Agreement may require, or if unclear, to all such parties jointly and severally. The term “Bank” shall include any payee of the Obligations hereby secured and any transferee or assignee thereof, whether by operation of law or otherwise, and Bank may transfer, assign or negotiate all or any of the Obligations secured by this Agreement from time to time without the consent of Borrower and without notice to Borrower and any transferee or assignee of Bank or any transferee or assignee of another may do the same without Borrower’s consent and without notice to Borrower. Borrower waives and will not assert against any transferee or assignee of Bank any claims, defenses, set-offs or rights of recoupment which Borrower could assert against Bank, except defenses which Borrower cannot waive.

12.7  Time of Essence.    Time is of the essence for the performance of all obligations set forth in this Agreement and each of the Loan Documents.

12.8  Amendments in Writing; Integration.    All amendments to or terminations of this Agreement must be in writing. All prior agreements, understandings, representations, warranties and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

12.9  Counterparts.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.10  Survival.    All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank as described in Section 12.4 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed with authority duly obtained, as of the date of the last party to execute this Agreement as indicated by the dates appearing next to the signatures below.

BORROWER: SALIX PHARMACEUTICALS, LTD., a Delaware corporation

By:	/s/ Adam C. Derbyshire
Name: Adam C. Derbyshire Title: Vice President, CFO

Date: September 30, 2002

SALIX PHARMACEUTICALS, INC., California corporation

By:	/s/ Adam C. Derbyshire
Name: Adam C. Derbyshire Title: Vice President, CFO

Date: September 30, 2002

BANK: RBC CENTURA BANK, a North Carolina banking corporation

By:	/s/ Brent Keating
Name: Brent Keating Title: Group Executive

Date: September 30, 2002

EXHIBIT A

DEFINITIONS

“Accounts” shall have a broad meaning and shall include presently existing and hereafter arising accounts as defined in the Code and shall also include presently existing and hereafter arising rights to payment evidenced by chattel paper (including electronic chattel paper) and instruments (including promissory notes), rights to payment under commercial tort claims, deposit accounts, investment property, commodity contracts, documents, letters-of-credit, letters-of-credit rights and general intangibles (including payment intangibles) and rights to payment for money or funds advanced or sold, and to all proceeds and products thereof and therefrom.

“Advance” or “Advances” means an advance or advances under the Revolving Facility.

“Affiliate” means, with respect to any person, any person that owns or controls directly or indirectly such person, any person that controls or is controlled by or is under common control with such person, and each of such person’s senior executive officers, directors and partners.

“Agreement” means this Loan and Security Agreement and each exhibit and schedule now or hereafter attached hereto.

“Bank” means RBC Centura Bank and its successors, assigns, transferees and/or holder of this Agreement and the other Loan Documents.

“Bank Expenses” means all costs and expenses incurred and/or suffered by Bank in connection with the preparation, negotiation, administration and enforcement of the Loan Documents and its rights and remedies thereunder, including, without limitation, perfection, audit, inspection, protection and enforcement of Bank’s security interests in the Collateral.

“Borrower” collectively means Salix Pharmaceuticals, Ltd., a Delaware corporation and Salix Pharmaceuticals, Inc., a California corporation, and its successors and permitted assigns. Borrower’s chief executive office is located at 8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615, and its tax identification numbers are 94-3267443 (Salix Pharmaceuticals, Ltd.) and 77-0234925 (Salix Pharmaceuticals, Inc.).

“Borrower’s Books” means all of Borrower’s books and records including, without limitation, ledgers, journals, spread sheets, business plans, business projections, tax returns and accompanying worksheets and notes related thereto, governmental and regulatory filings and reports and all other records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and the term includes media on which such records are stored or maintained, whether electronic, printed, imbedded in software or other computer programs or on tape files, and the equipment containing such information.

“Borrowing Base” means an amount equal to SEVENTY-FIVE PERCENT (75%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in the State of North Carolina are authorized or required to close.

“Cash Burn” means the prior period cash and equivalents minus the current period cash and equivalents that have been adjusted for any changes to cash as a result of borrowings and repayments of debt, proceeds from the sale of equity and/or the exercise of stock options or warrants, paid in capital, financial debt and capital expenditures financed under a capital lease.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Close” or “Closing” means the completion of the conditions precedent to the initial Credit Extension.

“Closing Date” means the date of this Agreement, which is the last date on which this Agreement is signed by a party hereto.

“Code” means the Uniform Commercial Code as in effect, from time to time, in the State of North Carolina.

“Collateral” means the property and property rights described on Exhibit C attached hereto and all Negotiable Collateral to the extent not described on Exhibit C.

“Commitment” means the letter dated July 1, 2002 under which Bank committed to enter into this Agreement with Borrower.

“Committed Revolving Line” means a credit extension of up to SEVEN MILLION DOLLARS ($7,000,000.00).

“Contingent Obligation” means, as applied to any person, any direct or indirect liability, contingent or otherwise, of that person with respect to (i) any account, instrument, chattel paper, document, general intangible, indebtedness, lease, dividend, letter of credit, letter of credit right or other obligation of another person, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that person, or in respect of which that person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Current Liabilities” means, as of any applicable date, the amount of all liabilities which by their terms are payable within one (1) year (including all indebtedness payable on demand or maturing not more than one (1) year from the date of computation and the current portion of long-term debt), all determined in accordance with GAAP and all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Credit Extensions made under this Agreement.

“Eligible Accounts” means only those Accounts that are within the meaning of the term “account” as defined under the Code, that arise in the ordinary course of Borrower’s business and that comply with all of Borrower’s representations and warranties to Bank set forth in this Agreement and the other Loan Documents; provided, the Bank may change the standards of eligibility by giving Borrower thirty (30) days prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following: (a) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date; (b) Accounts with respect to an account debtor, twenty percent (20%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date; (c) Prior to December 31, 2002, Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed thirty percent (30%) of all Accounts, to the extent such obligations exceed the aforementioned 30%, and from and after December 31, 2002, Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned 25%, except as approved in writing by Bank; (d) Accounts with respect to which the account debtor is an officer, employee or agent of Borrower; (e) Contra sales (including sales to suppliers or other third persons or their respective affiliates); (f) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional; (g) Accounts with respect to which the account debtor is an Affiliate of Borrower; (h) Accounts with respect to which the account debtor does not have its principal place of business in the United States; (i) Accounts with respect to which the account debtor is the United States, a State, or any department, agency or instrumentality of the United States or a State; (j) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and (k) Accounts in which Bank does not have a perfected security interest, and/or Accounts Bank reasonably determines the collectibility of which is doubtful after inquiry.

“Equipment” has the meaning assigned to such term in the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Section 8.

“Financing Statement” shall have the meaning assigned thereto in the Code.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement or other relief.

“Intellectual Property” means all of Borrower’s right, title and interest in and to the following: (a) Copyrights, Trademarks and Patents; (b) Any and all trade secrets, and any and all intellectual property rights in software and software products now or hereafter existing, created, acquired or held; (c) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; (d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; (e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; (f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and (g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” has the meaning assigned to such term in the Code.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any person, or any loan, advance or capital contribution to any person.

“Knowledge” means actual knowledge or such level of knowledge or awareness as would be obtained or should have been known at the time by a prudent business person under substantially similar circumstance after diligent investigation.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance and the term “security interest” and Lien shall be interchangeable, as necessary or appropriate.

“Loan Documents” means, collectively, this Agreement, any instrument, including promissory note, executed by Borrower, and any other agreement, document and/or record entered into between Borrower and Bank in connection with this Agreement, all as amended, supplemented and/or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents as and when required thereunder.

“Negotiable Collateral” means all of Borrower’s present and future letters-of-credit and letter-of-credit rights of which it is a beneficiary, instruments (including promissory notes), drafts, securities, documents of title and chattel paper (including electronic chattel paper), and Borrower’s Books relating to any of the foregoing.

“Note” means the promissory note of Borrower in favor of Bank of even date in the original principal amount of up to $7,000,000.00, together with any amendments, modifications, extensions, renewals, substitutions or replacements thereto or therefor;

“Obligations” means all indebtedness, including principal, interest, fees, premiums, penalties and charges, Bank Expenses and other amounts and/or sums owed to Bank by Borrower pursuant to this Agreement, the other Loan Documents and/or any other agreement, document or record, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest and fees that accrue after the commencement of an Insolvency Proceeding and including any indebtedness, liability or obligation owing from Borrower to others that Bank has or may obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” means: (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document; and (b) Indebtedness approved by Bank, existing on the Closing Date and disclosed in the Schedule.

“Permitted Investment” means: (a) Investments approved by Bank, existing on the Closing Date and disclosed in the Schedule; (b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one year from the date of investment therein issued by Bank, and (iv) Bank’s money market accounts; and (c) investments specifically allowed pursuant to Section 7.7.

“Permitted Liens” means the following: (a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents; (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests; and (c) Liens incurred in connection with indebtedness allowed by Section 7.4(iii).

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of: (a) Inventory in the ordinary course of business; (b) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (c) surplus, worn-out or obsolete Equipment.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Maturity Date” means the day before the first anniversary of the Closing Date.

“Schedule” means the schedule of exceptions attached hereto, if any.

“Software Products” and “Software” are interchangeable and mean software, computer source codes and other computer programs.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the indebtedness owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation or other entity with respect to which another corporation or entity has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors, managers or trustees of the first corporation or entity.

“Tangible Net Worth” means the total of all assets appearing on the most-recent balance sheet prepared in accordance with GAAP for Borrower and any Subsidiary on a consolidated basis, after deducting therefrom (without duplication of deductions) (a) all reserves, including but not limited to reserves for liabilities, fixed or contingent, deferred income taxes, obsolescence, depletion, insurance, and inventory valuation, which are not deducted from assets; (b) the amount, if any, the stock or equity interests of Borrower and/or any Subsidiary appear on the asset side of such balance sheet; and (c) all inter-company or related party debt due Borrower and/or any subsidiary.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

EXHIBIT B

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 10:00 A.M., EST

TO: Knowledge-Based Industries	DATE:

FAX #: (919) 788-5966	TIME:

FROM: SALIX PHARMACEUTICALS, LTD. AND SALIX PHARMACEUTICALS, INC.

REQUESTED BY: AUTHORIZED SIGNER’S NAME

AUTHORIZED SIGNATURE:

PHONE NUMBER:

FROM ACCOUNT #	TO ACCOUNT #

REQUESTED TRANSACTION TYPE	REQUEST DOLLAR AMOUNT
$
PRINCIPAL INCREASE (ADVANCE)	$
PRINCIPAL PAYMENT (ONLY)	$
INTEREST PAYMENT (ONLY)	$
PRINCIPAL AND INTEREST (PAYMENT)	$

OTHER INSTRUCTIONS:

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all respects as of the date of this Loan Payment/Advance Telephone Request; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete as of such date.

BANK USE ONLY TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

Authorized Requester	Phone #

Received By (Bank)	Phone #

Authorized Signature (Bank)

B-1

EXHIBIT C

DEBTOR:	SALIX PHARMACEUTICALS, LTD. and SALIX PHARMACEUTICALS, INC.
SECURED PARTY:	RBC CENTURA BANK

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”), whether presently existing or hereafter created, written, produced, developed, acquired and/or arising, of every nature, kind and description, now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, wherever located and that which is temporarily out of its custody or possession or in transit, including, but not limited to:

1.
all now existing and hereafter acquired accounts (including health-care-insurance receivables), account receivables, choses in action, chattel paper (including tangible and electronic chattel paper), instruments (including promissory notes), bills, bills-of-lading, acceptances, documents, charters or other contracts involving the hire of a vessel, lottery winnings, general intangibles (including payment intangibles), investment property and other financial assets, commodity contracts and rights, commodity accounts, money and other cash proceeds, non-cash proceeds, deposit accounts, commercial tort claims, letter-of-credits, letter-of-credit rights, rights to payment for money or funds advanced or sold, other forms of obligations and rights to payment of any nature now or hereafter at any time owing to the Borrower, rights pursuant to a commitment, rights under leases, lease contracts and/or leasehold interests and the proceeds of Borrower’s rights with respect to any of the foregoing and of its goods or services represented by any of the foregoing property or property rights, whether or not delivered or returned by customers and all rights as an unpaid vendor or lienor, including rights of stoppage in transit and of recovering possession by proceedings (including replevin and reclamation), together with all customer lists, books and records, ledgers, account cards, and other records (including those stored on computer or electronic media), whether now in existence or hereafter created, relating to any of the foregoing;

2.	all now existing and hereafter acquired goods, including, without limitation, fixtures, equipment and inventory;

3.	all now and hereafter existing guarantees and other supporting obligations, together with the security therefor; and

4.	all now existing and hereafter existing accessions, products and proceeds, including, without limitation, insurance proceeds, of any and all of the foregoing property and/or property rights.

C-1

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower: SALIX PHARMACEUTICALS, LTD. and SALIX PHARMACEUTICALS, INC. Lender: RBC Centura Bank Commitment Amount: $7,000,000.00
ACCOUNTS RECEIVABLE		$

1. Accounts Receivable Book Value as of		$

2. Additions (please explain on reverse)		$

3. TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)

4. Amounts over 90 days past due	$

5. Balance of 20% over 90 day accounts	$

6. Balance of ____% of Accounts Receivable	$

7. Intercompany/Employee Accounts	$

8. Contra Accounts	$

9. Conditional Accounts	$

10. Affiliate Accounts	$

11. Foreign Accounts	$

12. Government Accounts	$

13. Disputed Accounts	$

14. Other (please explain on reverse)	$

15. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$

16. Eligible Accounts (#3 minus #15)		$

17. LOAN VALUE OF ACCOUNTS (75% of #16)		$

BALANCES

18. Maximum Loan Amount		$

19. Total Funds Available [Lesser of #17 or #18]		$

20. Present balance owing on Line of Credit		$

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and RBC Centura Bank.

SALIX PHARMACEUTICALS, LTD.

By:
Authorized Signer

SALIX PHARMACEUTICALS, INC.

By:
Authorized Signer

D-1

SCHEDULE OF EXCEPTIONS

5.5	Borrower has conducted (but does not presently conduct) business under the name Salix Holdings, Ltd. (the former corporate name of Salix Pharmaceuticals, Ltd.).

5.12	Salix Pharmaceuticals, Inc. and Glycyx Pharmaceuticals, Ltd. are wholly-owned subsidiaries of Salix Pharmaceuticals, Ltd.

CERTIFICATE OF BORROWER

Borrower: [INSERT BORROWER’S NAME]

I, the undersigned officer of [INSERT BORROWER’S NAME] (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of                         .

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Articles of Incorporation, as amended to date, and the Bylaws of the Corporation, as amended to date, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money.    To borrow from time to time from RBC Centura Bank (“Bank”), on such terms as may be agreed upon between the officers, employees or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation, including such sums as are specified in that certain Loan and Security Agreement dated as of                     , 20     (the “Loan Agreement”).

Execute Loan Documents.    To execute and deliver to Bank the Loan Agreement and any other agreements entered into between Corporation and Bank in connection with the Loan Agreement, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations or substitutions for the Loan Documents, or any portion thereof.

Grant Security.    To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items.    To draw, endorse and discount with Bank all drafts, trade acceptances, promissory notes or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Further Acts.    In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees and agents named above are duly elected, appointed or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on                         , 20     and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

By:
Name: Title:

RBC CENTURA BANK
Member FDIC

ITEMIZATION OF AMOUNT FINANCED
DISBURSEMENT INSTRUCTIONS
(Revolving Facility)

Name(s): ****	Date: , 20

$	Credited to deposit account No. when Advances are requested by Borrower

Amounts paid to others on your behalf:

$	to RBC Centura Bank for Loan Fees

$	to RBC Centura Bank for Document Fee

$	to RBC Centura Bank for accounts receivable audit (estimate)

$	to Bank counsel fees and expenses

$	to _______________

$	to _______________

$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for RBC Centura Bank to disburse the loan proceeds as stated above.

Signature	Signature